GALAXY NUTRITIONAL FOODS, INC.

2007 STAY BONUS, SEVERANCE BONUS AND SALES BONUS PLAN

The purpose of this 2007 Stay Bonus, Severance Bonus and Sales Bonus Plan (this "Plan") is to provide additional incentives and offer certain protections to certain key executives of Galaxy Nutritional Foods, Inc. (the "Company") in connection with a possible Company Sale (as defined below). This Plan would apply to a Company Sale that is consummated prior to September 1, 2009, subject to extension by the Board of Directors.

This Plan shall be effective as of December 10, 2007 (the "Plan Effective Date").

Capitalized terms used in this Plan and not otherwise defined in this Plan shall have the respective meanings assigned to them in Section 4 of this Plan.

1.	STAY BONUS

A.	Stay Bonus Pool. A stay bonus pool of up to $475,000 is established under this Plan to encourage and reward executives to remain with the Company through the sale process.

B.	Pool Allocation. The stay bonus pool will be allocated as follows:

David Lipka	$125,000

Michael Broll	$100,000

Other key executives (unallocated)	up to $250,000

C.
Timing of Payment. The stay bonuses will be paid following the Company’s receipt of a Definitive Purchase Offer (as hereinafter defined) upon the earlier of (i) the Consummation Date or (ii) the termination of the Definitive Purchase Offer for any reason other than a breach by the Company. Payments will be made to an executive if he is employed by the Company, or serving on the Board of Directors, at the time his respective payment or payments are due or if his employment was terminated for any reason other than death, termination by the Company for Cause or by the executive without Good Reason.

D.
Unallocated Amounts. The $250,000 portion of the bonus pool that is not allocated to a particular executive as of the Plan Effective Date as provided above may be awarded, in whole or in part, at any time and from time to time after the Plan Effective Date, by agreement of David Lipka (as Chairman) and Michael Broll (as Chief Executive Officer) in their full discretion to one or more executives of the Company. Any such awards will be paid, if at all, in accordance with Section 1.C above.

2.	SEVERANCE BONUS

A.
Severance Payments. Severance payments will be made to executives if their employment with the Company or service as Chairman of the Board in the case of David Lipka, or Chief Executive Officer in the case of Michael Broll, as applicable, is terminated after the Consummation Date in the cases and within the periods described below.

B.
Triggers. David Lipka will receive a severance payment (i) upon termination of his employment or of his position as Chairman of the Board with the Company for any reason (including voluntary resignation) other than by the Company with Cause, or (ii) if he is not re-elected to the Board of Directors, at any time during the period commencing on the Consummation Date and ending on the first anniversary thereafter. Michael Broll will receive a severance payment upon termination of his employment for any reason (including voluntary resignation) other than by the Company for Cause at any time during the period commencing on the Consummation Date and ending on the first anniversary of the Consummation Date.

C.	Severance Amounts. The respective severance payment amounts payable to the executives in the cases described above are as follows:

David Lipka	$125,000

Michael Broll	$100,000

3.	SALES BONUS

A.	Sales Bonus Pool. A sales bonus pool is established under this Plan to reward David Lipka and Michael Broll if the Company Sale is consummated. The aggregate sales bonus pool is as follows:

•
If the Sales Price is equal to or greater than $17 million but less than $20 million, the sales bonus pool shall be $250,000 plus an amount equal to 1.6% of the excess of the Sales Price over $17 million.

•
If the Sales Price is equal to or greater than $20 million but less than $23 million, the sales bonus pool shall be $300,000 plus an amount equal to 3% of the excess of the Sales Price over $20 million.

•	If the Sales Price is equal to or greater than $23 million, the sales bonus pool shall be an amount equal to 1.8% of the Sales Price.

B.	Pool Allocation. The sales bonus pool will be allocated as follows:

David Lipka	55.5%

Michael Broll	44.5%

C.
Timing of Payment. All executives will receive their respective sales bonuses as soon as practicable after the Consummation Date. Payments will be made to each executive if he is then an officer or employee on the Consummation Date, or if he is not so serving if his termination is by the Company without Cause, or by him for Good Reason.

4.	CERTAIN DEFINITIONS

Definition of Cause:

The term “Cause” means any of the following:

•	Failure to perform duties, except as a result of physical or mental disability, continuing after notice and ten days to cure.

•	Willful misconduct or gross negligence.

•	Refusal or willful failure to follow the lawful direction of the Board of Directors or a more senior officer.

•
Disclosure of confidential information of the Company except in connection with the Company Sale, engaging in activities in competition with the business of the Company, or attempting to interfere in the Company’s relationship with its vendors, customers or employees.

•	Material breach of the Company’s Code of Conduct.

•	Conviction or plea of nolo contendere to any crime involving fraud or dishonesty.

Definition of Company Sale

A sale of the Company pursuant to which the acquiror(s) acquire(s) (i) at least sixty (60%) of the equity securities of the Company then outstanding (whether by merger, consolidation, sale or transfer of the Company’s shares of capital stock or otherwise), or (ii) all or substantially all of the Company’s assets (whether by way of sale of equity securities or assets), other than any transaction (or series of related transactions) under either clause (i) or (ii) above in which Frederick Deluca and/or his affiliates are the acquiror.

Definition of Consummation Date

The date on which the Company Sale is consummated.

Definition of Definitive Purchase Offer

A written agreement between the Company and an acquiror pursuant to which the Company, upon the Closing thereof, would engage in a Company Sale, or a tender offer or similar arrangement to acquire outstanding securities of the Company (whether or not there is a written agreement between the Company and the party making the tender offer or similar arrangement) that if consummated would result in a Company Sale.

Definition of Good Reason:

The term “Good Reason” means any of the following:

•	Material reduction in the nature or status of position, duties, responsibilities or support.

•	Reduction in annual rate of base cash compensation during any period.

•	Failure by the Company to pay compensation after notice has been given and 10 days have elapsed without cure.

•	Relocation of executive offices to an office more than 30 miles away from the Company’s current headquarters.

Definition of Sales Price

The total consideration to be paid for the Company's equity securities or assets, as applicable.

5.	TAX WITHHOLDING

The Company will be entitled to deduct and withhold from the bonus payments otherwise payable to any executive under this Plan such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or other applicable law.

6.	DISPUTE RESOLUTION

Disputes under this Plan shall be settled by arbitration conducted in Orange County, Florida pursuant to arbitration rules and procedures selected by the Board of Directors in its full discretion.

7.	LEGAL FEES

The Company shall pay all reasonable legal fees of an executive for any dispute under this Plan, other than in connection with frivolous claims as determined by the arbitrator.

8.	GOVERNING LAW

This Plan and all rights hereunder shall be subject to and construed in accordance with the laws of the State of Florida without reference to rules relating to conflicts of law.

9.	SUCCESSORS AND ASSIGNS

This Plan shall be binding upon the Company’s successors and assigns.